Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Release Agreement”), is made as of the 29th day of September, 2014 (the “Effective Date”), by and between High Plains A&M, LLC, a Colorado limited liability company (“High Plains”), and Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”).  High Plains and Pure Cycle may be referred to herein separately as a “Party”, and together as the “Parties.”

RECITALS

A. High Plains and Pure Cycle are parties to that certain Asset Purchase Agreement, entered into effective May 10, 2006 (the “APA”).  The transaction contemplated by the Parties under the APA (the “APA Transaction”) closed on August 31, 2006.

B. In late 2011 and early 2012, a dispute arose between the Parties.  High Plains demanded rescission of the APA Transaction, claiming that Pure Cycle made certain false representations and failed to disclose certain information to High Plains in order to induce High Plains to enter into the APA and the APA Transaction.  Pure Cycle disputed High Plains’ claims and declined its rescission demand.

C. On February 27, 2012, High Plains, as Plaintiff, filed against Pure Cycle, as Defendant, the lawsuit captioned High Plains A&M, LLC v. Pure Cycle Corporation, Colorado District Court for the City and County of Denver, Case No. 2012 CV 1246 (the “2012 Lawsuit”), in which High Plains asserted fraud based claims and sought rescission of the APA and the APA Transaction, as well as damages.  By its original and later amended complaints, High Plains asserted against Pure Cycle the following four claims in the 2012 Lawsuit:
(1) For fraudulent inducement – claiming Pure Cycle misrepresented that it had the exclusive right to sell water services to water users at the property known as the Lowry Range;

(2) For fraudulent inducement – claiming Pure Cycle failed to disclose the U.S. Home case (Rangeview Metropolitan District, et al. v. U.S. Home Corporation, et al., Arapahoe County District Court, Case No. 97-CV-3644) and the 2000 Colorado Court of Appeals’ decision therein;

(3) For negligent misrepresentation – claiming that Pure Cycle misrepresented it had the exclusive right to sell water service to water users at the Lowry Range; and

(4) For rescission of the APA and the APA Transaction based on the alleged misrepresentations and nondisclosures.

High Plains also claimed in the 2012 Lawsuit that Pure Cycle’s alleged misrepresentations and nondisclosures continued after the closing of the APA Transaction.

D. Pure Cycle vigorously disputed and defended itself against High Plains’ claims in the 2012 Lawsuit, denying any basis or grounds whatsoever for High Plains’ claims against it.

E. High Plains’ second claim was dismissed by the Order of the Court dated July 21, 2014.  The 2012 Lawsuit is set for trial beginning October 20, 2014.

F. In addition to the 2012 Lawsuit, there are pending three other lawsuits involving High Plains, Pure Cycle, and PCY Holdings, LLC (“PCY”), which is an affiliate of Pure Cycle.  Those lawsuits are:

1. High Plains A&M, LLC v. Peggy Fritz, as the Public Trustee for the County of Bent, Colorado, and PCY Holdings, LLC, Colorado Court of Appeals, Case No. 2014CA00010 (on appeal from the Bent County District Court, Case No. 2013CV30041) (the “Redemption Action”);
2. PCY Holdings, LLC v. High Plains A&M, LLC, Bent County District Court, Case No. 2013CV30053 (the “Lien Action”); and
3. Pure Cycle Corporation v. High Plains A&M, LLC, Denver County District Court, Case No. 2014CV31595 (the “Deficiency Action”).
In the Deficiency Action, High Plains has asserted an affirmative defense (no. 2), that is based on its fraud claims in the 2012 Lawsuit.  Pursuant to the agreements contained herein, High Plains shall release and dismiss that affirmative defense.

G. The parties have agreed to resolve the 2012 Lawsuit, and wish to enter into this Release Agreement in order to memorialize their agreements in connection with the resolution and dismissal of the 2012 Lawsuit.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, High Plains and Pure Cycle agree as follows:

1. Dismissal.  High Plains will cause the 2012 Lawsuit to be dismissed with prejudice, with each Party to pay its own attorneys’ fees and costs, pursuant to the Joint Stipulated Motion to Dismiss in the form attached hereto as Exhibit 1, to be filed immediately following the Parties’ execution of this Release Agreement.

2. Release by High Plains.  Except as provided in Section 3 below, High Plains, for and on behalf of itself and those claiming by, through, or under it (collectively, the “High Plains Releasors”), does hereby unconditionally and fully release and forever discharge Pure Cycle, and each of its affiliates, subsidiaries, parents, direct or indirect owners, managers, officers, security-holders, members, directors, employees, agents, and other representatives, past, present and future, and their respective heirs, successors and assigns (collectively, the “Pure Cycle Released Parties”), from any and all past, present and future claims, defenses, controversies, disputes, liabilities, obligations, demands, damages, debts, liens, actions and causes of action, of any and every nature whatsoever, whether known or unknown, suspected or unsuspected, contingent or matured, accrued or unaccrued, concealed, latent or patent, direct or indirect, whether at law, by statute or in equity, in contract or in tort, and whether or not the economic effects of such alleged matters arise or are discovered in the future, that each of the High Plains Releasors has, had, or may have (or claim to have) against any of the Pure Cycle Released Parties, that:  (a) were or could have been based on the agreements, transactions, communications, and events that are the basis of High Plains’ claims in the 2012 Lawsuit; (b) are or could be based on a claim of fraud, misrepresentation, concealment, or nondisclosure, by Pure Cycle in connection with the APA or the APA Transaction, or otherwise; and (c) are or could be based on any of Pure Cycle’s filings with the Securities and Exchange Commission or any other regulatory agency, or any of Pure Cycle’s other public filings and statements, made as of and prior to the Effective Date.

3. Exclusions from Release.

a) The release contained in Section 2 above shall not release in any way (1) any claim for breach of this Release Agreement, or (2) the claims and affirmative defenses previously asserted by High Plains in the Deficiency Action, the Redemption Action, and the Spurious Lien Action, other than those based on fraud, misrepresentation, concealment, and/or nondisclosure, which claims and defenses are being released as provided in Section 2 above and subsection (b) below.

b) Based on the release contained in Section 2 above, High Plains covenants it will not in the future assert against Pure Cycle, any claim, counterclaim, or defense in the Deficiency Action, the Redemption Action, the Spurious Lien action, or in any other action or proceeding, that is in any way based on an allegation of fraud, misrepresentation, nondisclosure or concealment, in connection with the APA or the APA Transaction, or otherwise.  High Plains further agrees that it promptly will amend its pleadings and disclosures in the Deficiency Action to eliminate any defense, counterclaim or damages that is (or are) in any way based on the allegations and claims by High Plains in the 2012 Lawsuit, or otherwise is (or are) fraud based.

4. Compromise of Disputed Claims.  It is expressly understood and agreed that the terms of this Release Agreement are contractual in nature and not mere recitals; that the agreements contained herein are to compromise doubtful and disputed claims; and that no releases given shall be construed or considered an admission of liability by either Party.  This Release Agreement is being entered into to avoid further litigation and any further dispute or claims and to buy peace to the extent described herein.  Pure Cycle specifically denies any liability, fault, responsibility, or wrongdoing, and no past or present liability, fault, responsibility or wrongdoing on its part shall be implied by the negotiation of, entry into, or terms of this Release Agreement.

5. Attorneys’ Fees and Costs.  Each Party shall bear its own costs and attorneys’ fees incurred prior to the Effective Date in connection with the 2012 Lawsuit.  In connection with any litigation, mediation, or other proceeding brought to enforce the terms of this Release Agreement, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs, through and including any appeal or post-judgment proceeding.

6. Representation of Counsel.  Each Party hereby acknowledges and agrees that it has read this Release Agreement; has consulted with independent legal counsel before executing this Release Agreement; has had such independent legal counsel explain the meaning and effect of this Release Agreement; and has relied on its own judgment in executing this Release Agreement with full knowledge of the meaning and effect thereof.

7. Governing Law.  This Release Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Release Agreement or the negotiation, execution or performance of this Release Agreement, shall be governed by and construed in accordance with the laws of State of Colorado applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of State  of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than State  of Colorado.

8. Submission to Jurisdiction.  The Parties irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of Denver, Colorado over any dispute arising out of or relating to this Release Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.   Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9. Construction.  The Parties have participated jointly in the negotiation and preparation of this Release Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Release Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions herein.

10. Amendments and Waivers.  No amendment of any provision of this Release Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable law.

11. Severability.  If any provision of this Release Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term of this Release Agreement, such provision shall be fully severable.

12. Headings and Titles. The headings and titles in this Release Agreement are for convenience only and in no way define, limit, extend, or describe the scope of this Release Agreement or the intent of any provision herein.

13. Counterparts.  This Release Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Signatures delivered by facsimile and email as electronic files shall be deemed effective as originals.

14. Successors and Assigns.  This Release Agreement shall be binding upon and inure to the benefit of High Plains and Pure Cycle, and their respective representatives, designees, successors and assigns.  Each of the Pure Cycle Released Parties and the High Plains Released Parties is an intended beneficiary of this Release Agreement and is and shall be expressly entitled to enforce this Release Agreement in so far as it operates in its favor, including by injunctive or other equitable relief or other means, as appropriate.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Release Agreement as of the date first set forth above.

HIGH PLAINS A&M, LLC

By: /s/ H. Hunter White, III
Name: H. Hunter White, III
Title:  Manager

PURE CYCLE CORPORATION

By: /s/ Mark W. Harding
Name:  Mark W. Harding
Title:  President